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                                  EXHIBIT 5.1

December 18, 1998

Valence Technology, Inc.
301 Conestoga Way
Henderson, NV  89015

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Valence Technology, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a prospectus (the "Prospectus"), covering the offering of 4,535,261 shares of the Company's Common Stock, with a par value of $0.001 (the "Shares"), to be sold by certain stockholders as described in the Registration Statement. Such Shares may be issued by the Company pursuant to the conversion of Series B Convertible Participating Preferred Stock of the Company ("Series B Preferred") and exercise of Warrants to purchase the Company's Common Stock (the "Warrants"), in each case issued pursuant to an Amended and Restated Securities Purchase Agreement by and between the Company and CC Investments, LDC, dated December 11, 1998 and a Letter Agreement between the Company and Gemini Capital, L.L.C. dated December 11, 1998. Defined terms used herein shall have the meanings attributed to such terms in the Registration Statement unless otherwise stated herein.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation, as amended, the Company's By-laws, as amended, and the originals or copies certified to our satisfaction of such documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the terms of the Series B Preferred and Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:  /s/ Andrei Manoliu
     -----------------------------
     Andrei M. Manoliu